                          REINSURANCE AGREEMENT #6834-1
                              (AUTOMATIC YRT BULK)

                    (hereinafter referred to as "Agreement")


                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                           (WORCESTER, MASSACHUSETTS)

                   (hereinafter referred to as the "Company")


                                       and

                     LIFE REASSURANCE CORPORATION OF AMERICA
               (NOW KNOWN AS SWISS RE LIFE & HEALTH AMERICA INC.)
                             (STAMFORD, CONNECTICUT)

                  (hereinafter referred to as the "Reinsurer")


                             EFFECTIVE: July 1, 2000

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                                TABLE OF CONTENTS

PREAMBLE                                                                   4

ARTICLE I- METHOD OF REINSURANCE AND INSURANCE                             4
   1.    Effective Date                                                    4
   2.    Methods                                                           4
   3.    Amounts                                                           4
   4.    Minimum
Amounts                                                                    5

ARTICLE II - AUTOMATICE REINSURANCE                                        5
   1.    Insurance                                                         5
   2.    Coverages                                                         6
   3.    Jumbo Risk                                                        6
   4.    Regular Limits of Retention                                       6

ARTICLE III - FACULTATIVE REINSURANCE                                      7

ARTICLE IV - PROCEDURES FOR REPORTING                                      7
   1.   General Information                                                7
   2.   Self-Administered Reporting                                        8

ARTICLE V - PREMIUMS                                                      10
   1.    Life Insurance                                                   10
   2.    Premium Taxes                                                    10
   3.    Payments                                                         10
   4.    Nonpayment of Reinsurance Premiums                               11
   5.    Interest on Delinquent Payments                                  11
   6.    Misstatements                                                    11

ARTICLE VI - CLAIMS                                                       11
   1.    Notice                                                           11
   2.    Contested Claims                                                 12
   3.    Expenses                                                         12
   4.    Extra Contractual Obligations                                    12
   5.    Misstatements                                                    13
   6.    Payment                                                          13
   7.    Assistance and Advice                                            13

ARTICLE VII - REDUCTIONS, REINSURANCE & CHANGES                           13
   1.    Reductions and Terminations                                      13
   2.    Reinstatements                                                   14
   3.    Nonforfeiture Benefits                                           15
   4.    Contractual Conversions and Exchanges                            15
   5.    Non Contractual Exchanges                                        15
   6.    Program of Internal Replacement                                  15

                                      (ii)
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ARTICLE VIII - DACTAX                                                     16

ARTICLE IX - RECAPTURE                                                    16
   1.    Standards for Recapture                                          16
   2.    Methods of Recapture                                             17

ARTICLE XI - INSOLVENCY                                                   17

ARTICLE XII - ARBITRATION                                                 18

ARTICLE XII - GENERAL PROVISIONS                                          19
   1.    Reinsurer's Right of Notice of Unusual Practices                 19
   2.    Policy Forms and Rates                                           19
   3.    Reinsurance Conditions                                           20
   4.    Errors and Omissions                                             20
   5.    Offset                                                           20
   6.    Inspection                                                       20
   7.    Entire Agreement                                                 20
   8.    Amendment                                                        21
   9.    Counterparts                                                     21
   10.   No Assignment                                                    21
   11.   Binding Effect                                                   21
   12.   Notices                                                          21

ARTICLE XIII - DURATION OF AGREEMENT                                      22

ARTICLE XIV - EXECUTION                                                   23

SCHEDULE A - Retention Limits, Reinsurance Specifications, Plans Covered
SCHEDULE B - Reporting Forms
SCHEDULE C - Premium Rates
SCHEDULE C-1 - Joint Equal Age Calculation
SCHEDULE D - Basis Points and Percentages

                                     (iii)
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                                    PREAMBLE
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     This Reinsurance Agreement ("Agreement") is entered into by and between
FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts insurance corporation (the "Company") and Life Reassurance Corporation of America, now known as SWISS RE LIFE & HEALTH INC., a Connecticut insurance corporation (the "Reinsurer"). The Company and the Reinsurer mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Company or the Reinsurer have any rights under this Agreement.

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                 ARTICLE 1 - METHOD OF REINSURANCE AND INSURANCE
--------------------------------------------------------------------------------

1.   EFFECTIVE DATE

     The reinsurance under this Agreement is effective as of July 1, 2000.

2.   METHOD

     Reinsurance of life insurance risks ("Life Insurance") under this Agreement is on the yearly renewable term ("YRT") plan for the amount at risk under the policy Reinsured. The Company will cede and the Reinsurer will accept reinsurance under the policies or plans set forth in Schedule A, written by the Company on citizens of the United States, Canada, Guam, the Virgin Islands, or Puerto Rico at the time of application. The policies set forth in Schedule A, that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy." Said policies will have been underwritten in accordance with the Company's individual ordinary life underwriting rules and practices.

3.   AMOUNTS

     The Reinsurer will reinsure a quota share percentage of each Reinsured Policy. The percentage associated with the Reinsured Policies is set forth in Schedule A and is hereinafter referred to as "the Reinsurer's Share."

     For the purpose of this Agreement, the reinsured amount at risk (R) is calculated as follows:

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(1)      For Option A:

         R = (D - A) * X, where

         D = Death benefit

         A = The accumulation Fund Value or Cash Value, whichever is applicable under base plan X = The Reinsurer's Percentage

(2)      For Option B:

         R = D * X, where

         D = Death benefit
         X = The Reinsurer's Percentage

4.   MINIMUM AMOUNTS

     Amounts of initial reinsurance less than $3,500 will not be ceded under this Agreement.

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                       ARTICLE II - AUTOMATIC REINSURANCE
--------------------------------------------------------------------------------

1.   INSURANCE

     The Company will cede and the Reinsurer will accept automatically reinsurance in amounts not exceeding the binding limits per life in Schedule A of this Agreement. If the Company has more than one agreement with the Reinsurer, the total amount per life automatically ceded to the Reinsurer under all agreements combined will not exceed the automatic binding limit available to the Company under the agreement with the highest binding authority. The Reinsurer will accept automatic reinsurance when (a) the Company already has for its own account its maximum limit of retention on the risk and for this reason alone is not retaining any portion of the insurance applied for on a current application, and (b) in the Company's opinion there has been no adverse change in the insurability of the risk since the Company's last acceptance for its own retention. A risk as defined in the following categories is not eligible for reinsurance under this paragraph:

     (a) A jumbo risk as defined in paragraph 3 below.

     (b) A risk which has been sent to the Reinsurer or any other reinsurer for facultative underwriting consideration.

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     (c) Life Insurance resulting from a group conversion, where full evidence of insurability has not been secured.

     (d) Any risk which is not fully underwritten or any risk where the Company has not followed its usual underwriting practices.

     The liability of the Reinsurer on any automatic reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that such an automatic application shall not have been submitted to the Reinsurer or to any other reinsurer for facultative underwriting consideration.

2.   COVERAGES

     Life Insurance is exclusively the coverage or risk reinsured automatically under this Agreement. The Reinsurer will not participate in a unilateral enhancement of policy provisions unless agreed to in writing prior to the granting of the enhancement. Life Insurance included both basic policies and term riders providing life insurance protection.

3.   JUMBO RISK

     A jumbo risk is one where the papers of the Company, including all papers that are part of the current application, indicate that the person to be insured has or will have insurance in force with all companies greater than:

                           LIFE
                           ----
         All Ages         $35,000,000

4.   REGULAR LIMITS OF RETENTION

     The Company may modify its regular limits of retention, detailed in Schedule A, by giving thirty days' written notice to the Reinsurer. The amount of reinsurance to be ceded and accepted automatically after the new limits take effect will be determined by mutual written agreement by the Reinsurer and the Company.

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                       ARTICLE III- FACULATIVE REINSURANCE
--------------------------------------------------------------------------------

     The Company may choose to submit for consideration by the Reinsurer, a request for any amount of reinsurance of the coverages in Article II that the Company may require. Reinsurance may be requested for any amount without regard for the limits of retention detailed in Schedule A, but the Company will notify the Reinsurer promptly of any changes in its limits of retention.

     When the Company requests facultative reinsurance, the application will be made by submitting to the Reinsurer a mutual agreeable form. The Company will send to the Reinsurer any and all information the company has about the risk, including without limitation, copies of the application, medical examiner's report, attending physicians' statements, inspection report, and other reports and other papers bearing on the insurability of the risk. Promptly upon receipt of the application, the Reinsurer will analyze the risk and notify the Company of the Reinsurer's decision and the Reinsurer's classification of the risk. If the Company elect to accept the Reinsurer's unconditional offer of acceptance for reinsurance of the risk, the Company will notify the Reinsurer with 120 days of the Reinsurer's offer.

     The liability of the Reinsurer on any facultative reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that:

     (a) the Reinsurer has given the Company an unconditional offer of acceptance after the application for reinsurance, AND

     (b) the Company has notified the Reinsurer of its acceptance of such offer within 120 days of said offer.

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                      ARTICLE IV - PROCEDURES FOR REPORTING
--------------------------------------------------------------------------------

1.   GENERAL INFORMATION

     The Reinsurer will accept, on a self administered basis, reinsurance in amounts per life up to the amounts set forth in Schedule A.

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2.   SELF-ADMINISTERED REPORTING

     The Company will remit a check for the balance indicated in the monthly statements to the Reinsurer along with the reporting form set forth in Schedule B or a mutually agreed upon form submitted by the Company. If a balance is due the Company, it will be remitted by the Reinsurer promptly. Within ten (10) days following the close of each calendar month, the Company will forward to the Reinsurer on computer tape or other acceptable form, reports in substantial conformity with the following:

     A.    MONTHLY NEW BUSINESS REPORT

     (1)   policy number            (11)   account value
     (2)   full name of insured     (12)   automatic/facultative indicator
     (3)   date of birth            (13)   state of residence
     (4)   sex                      (14)   table rating
     (5)   issue age                (15)   flat extra (amount number of years)
     (6)   policy date              (16)   death benefit option (UL products)
     (7)   underwriting             (17)   amount at risk classification
     (8)   plan of insurance        (18)   transaction code
     (9)   amount issued            (19)   currency of other than U. S.
     (10)  amount reinsured         (20)   qualification pension (yes/no)

     B.    MONTHLY CONVERSION REPORT

           The Company will finish the Reinsurer with a separate listing of reinsurance policiesthat are conversions or replacements to the plan(s) as stated in Schedule A. The listing should provide the following information:

     (1)   1 through 20 in 2.A above (4)   attained age
     (2)   original policy date      (5)   duration
     (3)   original policy number    (6)   effective date if other than policy
                                           date

     C.    MONTHLY PREMIUM REPORT

           The Company will furnish the Reinsurer a listing of all reinsurance policies issued or renewing during the past month accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

     (1)   1 through 20 in 2.A above
     (2)   current amount at risk
     (3)   current account value
           The net reinsurance premium due for each reinsured policy with the
     (4)   premium for life and each supplemental benefit separated.

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     D.    MONTHLY CHANGE REPORT

           The Company will report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 2.A, above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance.

     E.    MONTHLY POLICY EXHIBIT REPORT

           The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month.

     F.    QUARTERLY INFORCE AND RESERVE LISTING

           Within ten (10) days after the close of each calendar quarter, the Company will furnish the Reinsurer with a listing of reinsurance in force by policy, by year of issue and include statutory reserves for the same. The listing must show sufficient detail such that reserve calculations can be independently verified by the Reinsurer's auditors and examiners. The listing should be segregated into first year issues and renewals and should provide the following information:

                  (1)      1 through 20 in 2.A above

           For the fourth quarter, Federal Income Tax reserves must also be furnished. They may be included in the fourth quarter statutory report or they may be submitted separately, but in the same format as the statutory report.

     G.    ELECTRONIC DATA TRANSMISSION

           If the Company reports its reinsurance transactions via electronic media, the Company will consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company will communicate such changes to the Reinsurer prior to the use of such changes in reports to the Reinsurer.

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                              ARTICLE V - PREMIUMS
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1.   LIFE INSURANCE

     Reinsurance premiums payable shall be the greater of:

     (a) The basis point charges set forth in Schedule D applied to the current Account Value for the Reinsured Policy times the Reinsurer's Share, and

     (b) One-twelfth the premiums per $1,000 for Life Insurance shown in Schedule C, multiplied by the factors set forth in Schedule D, applied to the amount of life reinsurance as outlined in Article I. For Survivorship Policies: The Frasierization method shown in Schedule C-1 shall be employed to determine the rates for Survivorship policies.

     The Reinsurer anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state insurance departments, the Reinsurer will guaranty for renewal the greater of the premiums provided in this Agreement or premiums based on the 1980 CSO Table at 2.5% interest.

     When the Company charges a flat extra premium, whether alone or in addition to a premium based on a multiple table, the Company will pay this premium and apply the factors detailed in Schedule D, on the reinsurance amount in addition to the standard or multiple table premium for the rating and plan of reinsurance.

2.   PREMIUM TAXES

     The Reinsurer will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

3.   PAYMENTS

     Premiums are payable monthly in advance. If reinsurance is reduced, terminated, increased or reinstated, monthly in advance, pro-rata adjustment will be made by the Reinsurer and the Company on all premium items except policy fees.

4.   NONPAYMENT OF REINSURANCE PREMIUMS

     The payment of reinsurance premiums is a condition precedent to the liability of the reinsurer under this Agreement. If the Company does not pay premiums to the Reinsurer as provided in this Agreement and such amounts are more than 120 days in arrears, the Reinsurer will have the right to terminate the reinsurance under this Agreement.

5.   INTEREST ON DELINQUENT PAYMENTS

     If the Company is more than 90 days in arrears in remitting premiums to the Reinsurer, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from (i) the time the premiums are due the Reinsurer to (ii) the date the Company pays the premium to the Reinsurer. The rate of interest charged on delinquent payments will be equal to the rate listed in the Federal Reserve Statistical Release, as promulgated by the Board of Governors of the Federal Reserve System, for the monthly average of Corporate bonds, Moody's seasoned Aaa (the "Interest Rate")

6.   MISSTATEMENTS

     If the insured's age or sex was misstated and the amount of insurance on the Company's policies is adjusted, the Company and the Reinsurer will share the adjustment in proportion to the amount of liability of each at the time of issue of the policies. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the methods above will be used for past years and the amount of reinsurance and premium will be adjusted for the future to the amount that would have been correct at issue.

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                               ARTICLE VI - CLAIMS
--------------------------------------------------------------------------------

1.   NOTICE

     The Company will notify the Reinsurer promptly after receipt of any information on a claim where reinsurance is involved. The Company will furnish to the Reinsurer as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs. However, if the amount reinsured with the Reinsurer is more than the amount retained by the Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers must be submitted to the Reinsurer for its recommendation before admission of any liability on the part of the Company.

2.   CONTESTED CLAIMS

     Whenever the Company has formed a preliminary opinion that a claim might be denied or contested, and prior to any final action by the Company indicating to the claimant that the claim is being denied or contested, the Company will give the Reinsurer the opportunity to review the complete claim file. The Reinsurer will review this file promptly and, at its option, (a) pay the Reinsurer's full share as if the claim was not contested, in full discharge of the Reinsurer's obligation to the Company for that claim, or (b) after consultation with the Company join in the contest, or ratify the denial, in which case the Reinsurer will communicate to the Company in writing the Reinsurer's decision to participate in the contest, or ratify the denial, with respect to that claim.

3.   EXPENSES

     The Reinsurer will share in the claim expense of any contest or compromise of a claim in the same proportion that the amount at risk reinsured under this Agreement bears to the total risk of the Company on all policies being contested by the Company, and the Reinsurer will share in the total amount of any reduction in liability in the same proportion. Claim expense will include without limitation the cost of investigation, legal fees, court costs, and interest charges.

4.   EXTRA CONTRACTUAL OBLIGATIONS

     Extra Contractual Obligations are obligations outside of the contractual obligations and include but not limited to punitive damages, bad faith damages, compensatory damages or statutory penalties which may arise from the willful and/or negligent acts or omissions by the Company.

     The Reinsurer is not liable for Extra Contractual Obligations unless it concurred in writing and in advance with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations. In such situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

5.   MISSTATEMENTS

     In the event of an increase or reduction in the amount of the Company's insurance on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and the Reinsurer will share in such increase or reduction in proportion to their respective amounts at risk under that policy.

6.   PAYMENT

     For Life Insurance the Reinsurer will pay its share in a lump sum to the Company, without regard to the form of claim settlement of the Company.

7.   ASSISTANCE AND ADVICE

     At the request of the Company, the Reinsurer will advise the Company on any claim concerning business reinsured under this Agreement and, when such a claim appears to be of doubtful validity, the Reinsurer will assist the Company in its determination of liability and in the best procedure to follow with respect to the claim.

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               ARTICLE VII - REDUCTIONS, REINSTATEMENTS & CHANGES
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1.   REDUCTIONS AND TERMINATIONS

     If the amount of insurance on a reinsured life under this Agreement is reduced, reinsurance on that life shall be reduced proportionately. If the reduction is greater than the amount of reinsurance, the reinsurance shall be terminated. The effective date and time of the reduction in reinsurance shall be the same as those of the reduction in the amount of insurance.

     Unless specified otherwise in this Agreement, if the amount of insurance of a policy issued by the Company is reduced, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance is terminated. If the reinsurance is a quota share of the policy issued by the Company, the reduction would be proportional.

     The reduction will first apply to any reinsurance on the policy being reduced and then in a chronological order according to policy date ("first in, first out") to any reinsurance on the other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

     If the reinsurance for a policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

     It is agreed, however, that in no case shall the Company be required to assume a risk for an amount in excess of the retention limit specified in the attached Schedule A. If the cancellation of reinsurance in accordance with the above rules would have this result, the amount of reinsurance to be cancelled will be adjusted so the specified retention limit is not exceeded.

2.   REINSTATEMENTS

     (a) AUTOMATIC REINSURANCE

         A policy of the Company, ceded to the Reinsurer on an automatic basis, that was reduced, terminated, or lapsed, if reinstated by the Company under its regular rules, will be reinstated automatically to the amount that would be in force had the policy not been reduced, terminated, or lapsed.

     (b) FACULTATIVE REINSURANCE

         A Reinsured Policy ceded to the Reinsurer that was reduced, terminated, or lapsed, on a facultative basis, (i) will require approval by the Reinsurer prior to reinstatement if the Company has retained less than 50% of the risk, or (ii) will be reinstated automatically by the Reinsurer if the Company has retained more than 50% of the risk and reinstates the Reinsured Policy under its regular rules. Upon reinstatement, reinsurance for the policy will be for the amount that would be in force had the policy not been reduced, terminated, or lapsed.

     In connection with all reinstatements the Company will pay the Reinsurer all reinsurance premiums and interest in like manner as the Company has received under its policy.

3.   NONFORFEITURE BENEFITS

     The Reinsurer will not participate in nonforfeiture benefits.

4.   CONTRACTUAL CONVERSIONS AND EXCHANGES

     In the event of a contractual conversion or exchange (i.e. conversion or exchange that requires no evidence of insurability) the Reinsurer will reinsure the risk resulting from such conversion or exchange at the rates shown in Schedule C on point-in-scale basis (using the original issue age and duration from the original issue) and the allowances of Schedule D on a point-in-scale basis. The reinsured amount at risk on the policy or policies being covered may not exceed the current reinsured amount at risk on the policy or policies being converted or exchanged. If the conversion or exchange results in an increase of risk, the amount of increase will be subject to evidence of insurability.

5.   NON CONTRACTUAL EXCHANGES

     Non contractual exchanges are subject to evidence of insurability. Premiums for the risk resulting from the exchange will be reflected in Schedule C.

6.   PROGRAM OF INTERNAL REPLACEMENT

     Should the Company, its affiliates, successors, or assigns, initiate a program of internal replacement, as defined below, that would include any of the risks reinsured hereunder, the Company will immediately notify the reinsurer. For each risk reinsured hereunder that has been replaced under a program of internal replacement, the reinsurer shall have the option, at its sole discretion, of either treating the risks reinsured as recaptured, or continuing reinsurance on the new policy under this Agreement. The term "program of internal replacement" shall mean any program offered to a class of policy owners in which a policy or any portion of a policy is exchanged for another policy, not reinsured under this Agreement, which is written by the Company, its affiliates, successors, or assigns.

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                             ARTICLE VIII - DAC TAX
--------------------------------------------------------------------------------

     The Reinsurer and the Company hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

     (a) The term "party" will refer to either the Reinsurer or the Company as appropriate.

     (b) The terms used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation
         Section 1.848-3(b) as appropriate.

     (c) Each party shall attach a schedule to its federal income tax return which identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made.

     (d) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such agreement for each taxable year, shall capitalized specified policy acquisition expenses with respect to such agreement without regard to the general deductions limitation of Section 848(c)(1).

     (e) Each party agrees to exchange information pertaining to the amount of net consideration under such agreement each year to ensure consistency.

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                             ARTICLE IX - RECAPTURE
--------------------------------------------------------------------------------

1.   STANDARDS FOR RECAPTURE

     If the Company increases its maximum retention from the maximum limit of retention set forth in Schedule A, the Company may elect to recapture that portion of each Reinsured Policy equal to the difference between the Company's new limit of retention and the Company's old limit of retention, subject to the provisions of this Article IX. If the Company elects this type of recapture, the Company may only recapture Reinsured Policies that meet both of the following requirements: (a) Reinsured Policies that have been in force for ten (10) years and (b) Reinsured Policies for which the Company maintained its maximum limit or retention at the time the Reinsured Policy was issued.

     However, if the Reinsurer has given the Company ninety day written notice of a premium rate increase, the Company may elect to recapture all Reinsurance Policies affected by such increase before such increase takes effect regardless of the above requirements.

2.   METHOD OF RECAPTURE

     If the Company elects to recapture, the Company will notify the Reinsurer in writing within ninety days from the effective date of the increase in its limit of retention. If the Company elects to recapture one Reinsured Policy under this provision, the Company must recapture every Reinsured Policy that meets the requirements set forth in Article IX, Section 1, above.

     Recapture for each Reinsured Policy will occur on the later to occur of (a) the next anniversary of the Reinsured Policy or (b) the tenth anniversary of the Reinsured Policy. The amount of reinsurance on the Reinsured Policy will be reduced so that the total amount of risk retained by the Company will be equal to the Company's maximum limit of retention.

     If two or more Reinsurers have reinsurance on the same Reinsured Policy, the Reinsurer's portion of the reduction will be in proportion to the Reinsurer's share of the total reinsurance on the Reinsured Policy.

     However, if the Reinsurer has given the Company ninety day written notice of a premium rate increase, the Company may elect to recapture all Reinsurance Policies affected by such increase before such increase takes effect regardless of the above requirements.

--------------------------------------------------------------------------------
                             ARTICLE X - INSOLVENCY
--------------------------------------------------------------------------------

     All reinsurance under this Agreement will be paid on demand by the Reinsurer directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to the Reinsurer of a pending claim against the Reinsurer or the Company on any policy reinsured within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be charged, subject to court approval, against the Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by the Reinsurer. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

--------------------------------------------------------------------------------
                            ARTICLE XI - ARBITRATION
--------------------------------------------------------------------------------

     The Reinsurer and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, the Reinsurer and the Company agree that they will negotiate such dispute; PROVIDED, HOWEVER, that if any such dispute cannot be so resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiation, the Reinsurer and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

     The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company. The Reinsurer and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

     If either the Reinsurer or the Company fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of the Reinsurer and the Company within thirty calendar days after the request will appoint the necessary arbitrator.

     The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; PROVIDED, HOWEVER, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either the Reinsurer or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. No such award or judgment will bear interest. Each party will be responsible for paying
(a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and
(b) one-half of the fees and expenses charged by each arbitrator.

--------------------------------------------------------------------------------
                        ARTICLE XII - GENERAL PROVISIONS
--------------------------------------------------------------------------------

1.   REINSURER'S RIGHT OF NOTICE OF UNUSUAL PRACTICES

     In providing reinsurance facilities to the Company under this Agreement, the Reinsurer has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, the Reinsurer has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. The Reinsurer assumes that, except as otherwise notified by the Company, the underwriting, claims and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the insurance industry as a whole. If the Company changes or modifies its practices or engages in exceptional or uncustomary practices, the Company agrees to make those practices known to the Reinsurer before assigning any liability to the Reinsurer with respect to any reinsurance issued under such practices.

2.   POLICY FORMS AND RATES

     Upon request, the Company will furnish the Reinsurer with a copy of its application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve table, actuarial memoranda, and any other forms or tables needed for proper handling of reinsurance under this Agreement. The Reinsurer must agree in writing before incurring additional liability resulting from any changes to policies, policy riders or amendments reinsured under this Agreement.

3.   REINSURANCE CONDITIONS

     The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

4.   ERRORS AND OMISSIONS

If either the Company or the Reinsurer unintentionally fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the Company or the Reinsurer, the error will be corrected by restoring both the Company and the Reinsurer to the positions they would have occupied had no such error occurred. For business reported but not covered under the provisions of this Agreement, the Reinsurer shall be obligated only for the return of premium paid, plus interest as provided below.

     Any amounts due under this Section 4 will bear interest at a rate agreed upon by the Company and the Reinsurer or at a rate equal to the Interest Rate as described in Article V.5.

5.   OFFSET

     Any amount which either the Company or the Reinsurer is contractually obligated to pay to the party may be paid out of any amount which is due and unpaid under this Agreement. The application of this provision will not be deemed to constitute diminution in the event of insolvency.

6.   INSPECTION

     Upon reasonable notice, the Reinsurer may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours.

7.   ENTIRE AGREEMENT

     This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

8.   AMENDMENT

     This Agreement may be modified or amended only with a written instrument properly signed on behalf of the Company and the Reinsurer.

9.   COUNTERPARTS

     This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.  NO ASSIGNMENT

     Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

11.  BINDING EFFECT

     This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

12.  NOTICES

     Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and (a) delivered personally, (b) sent by facsimile, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to the Company to:

                        First Allmerica Financial Life Insurance Company 440 Lincoln Street
                        Worcester, MA 01653
                        Attention:  Reinsurance Manager
                        Facsimile:  508/853-6332

If to the Reinsurance, to:

                        Swiss Re Life & Health America Inc.
                        175 King Street
                        Armonk, New York 10504
                        Attention:  Vice President, Administration
                        Facsimile:  914/828-5986

or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XII will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

--------------------------------------------------------------------------------
                      ARTICLE XIII - DURATION OF AGREEMENT
--------------------------------------------------------------------------------

     This Agreement will be effective on and after the effective date stated in
Article I. It is unlimited in duration but may be amended by mutual consent of the Company and the Reinsurer. This Agreement may be terminated as to new reinsurance by either party giving 90 days' written notice to the other. Termination as to new reinsurance does not affect existing reinsurance. Existing reinsurance will remain in force until termination of the Company's policy or policies on which the reinsurance is based in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Reinsurance may terminate this Agreement as to new and existing reinsurance in the event the Company does not pay premiums to the Reinsurer, as provided in Article V.

--------------------------------------------------------------------------------
                             ARTICLE XIV - EXECUTION
--------------------------------------------------------------------------------

     IN WITNESS WHEREOF, the Reinsurer and the Company have executed this Agreement on the dates set forth below.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

Date:      11-26-02                       By:      /S/
      ------------------------------             ----------------------------

Place:     WORCESTER, MA                  Title:   VICE PRESIDENT
       -----------------------------             ----------------------------

Witness:   JEAN LANE
         ---------------------------

                     LIFE REASSURANCE CORPORATION OF AMERICA
               (NOW KNOWN AS SWISS RE LIFE & HEALTH AMERICA INC.)

Date:      12/02/02                       By:      /S/
      ------------------------------            -----------------------------

Place:     ARMONK, NY                     Title    VICE PRESIDENT
       -----------------------------            -----------------------------

Witness  /S/
        ----------------------------

               ---------------------------------------------------
                                   SCHEDULE A
                                RETENTION LIMITS
                           REINSURANCE SPECIFICATIONS
                                  PLANS COVERED
               ---------------------------------------------------

                             AGREEMENT NUMBER 6834-1

RETENTION LIMITS

      The Company shall retain 20% of the mortality risk on each reinsured policy not to exceed the maximum retention limits set forth below:

                                          STANDARD - TABLE H                      TABLE J - TABLE P
                AGE                 & FLAT EXTRAS OF $20 OR LESS              & FLAT EXTRAS OVER $20
                ---                 ----------------------------              ----------------------
                 0              $   500,000                                          $ 250,000
                1-60            $2,000,000                                          $1,000,000
               61-70            $1,000,000                                           $ 500,000
               71-80            $   500,000                                          $ 250,000
               81-89            $   500,000 (up to Table F)                             $ 0

      AVIATION (Includes policies with an Aviation Exclusion Clause. Exception is pilots of regularly scheduled passenger, charter and cargo airlines) Maximum retention is $500,000.

      SPECIAL In cases which are borderline for ratings, the Company may choose not to hold a full retention.

For survivorship contracts, the Company's retention schedule is the same as for single life. The retention for a survivorship case is based on the age/rating of the healthier insured. If both are equally healthy, the retention is based on the older insured.

                               SCHEDULE A, PAGE 2

AUTOMATIC BINDING LIMITS

     The Reinsurer's Share shall be 30% of each reinsured risk not to exceed its share of the following automatic reinsurance limit:

         $10,000,000

PLANS COVERED

     The preceding schedules refer to insured lives whose surnames begin with the letters A through Z under the following plan:

     Single Premium Variable Universal Life (Simplified Issue and Fully Underwritten)

     Joint & Last Survivor Single Premium Variable Universal (Simplified Issue and Fully Underwritten)

             -----------------------------------------------------
                                   SCHEDULE B
                   REPORTING FORM

             -----------------------------------------------------

             -----------------------------------------------------
                                   SCHEDULE C
                                  PREMIUM RATES

             -----------------------------------------------------

                                 MORTALITY TABLE

                                 OMITTED 6 PAGES

             -----------------------------------------------------
                                 SCHEDULE - C-1
                           JOINT EQUAL AGE CALCULATION

             -----------------------------------------------------


     Definition of Terms:

     (a) Qx,n =      single life rate per thousand in duration n for an insured whose policy was issued at issue age x

     (b) Qx,y,n, =      joint last survivor rate per thousand in duration n
         for two insureds whose policies were issued at issue ages x and y

     STEP 1

         Calculate qx,n for each insured for durations 1 to n.

         qx,n =      Qx,n divided by 1000

     STEP 2

         Calculate px,n for each insured for durations (n-1) and n.

         px,n =      (1-qx,1) x (1-qx,2) x x (1-qx,n).

     STEP 3

         Calculate py,y,n for durations (n-1) and n

         px,y,n, =      px,n + py,n ((px,n) x (py,n))

     STEP 4

         Calculate qx,y,n, for duration n. Let px,y,0 = 1.

         qx,y,n =      1 - PX,Y,N
                           ------
                           px,y,n-1

     STEP 5

         Qx,y,n, =       1000 x qx,y,n.

                .15 per thousand minimum rate in any year after the first year.

             -----------------------------------------------------
                                   SCHEDULE D
                                   BASIS POINT
                                   PERCENTAGES

             -----------------------------------------------------

                             AGREEMENT NUMBER 6834-1

SINGLE LIFE

The premium structure requires the payment of the greater of two calculations as more fully described in Article V:
(a) A calculation based on Basis Points and
(b) A calculation based on a premium per $1,000 (75-80 Select & Ultimate Table) multiplied by a percentage factor.

The values applicable to these calculations are shown below:

IN BASIC POINTS (MONTHLY VALUES)

             UNDERWRITING CLASSIFICATION               SIMPLIFIED ISSUE             FULLY UNDERWRITTEN
                      Non Smoker                            4.0000                        2.7500
                        Smoker                              5.4167                        4.1667

IN PERCENTAGE FACTORS

             UNDERWRITING CLASSIFICATION               SIMPLIFIED ISSUE             FULLY UNDERWRITTEN
                      Non Smoker                             27.5%                        23.5%
                        Smoker                               62.5%                        47.5%

NOTE: On cessions in excess of $10,000,000, the Reinsurer reserves the right to adjust the calculation values.

SECOND-TO-DIE

--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
                          YRT rate            Min Prem           Min Prem            Max Prem           Max Prem
                            (x%)             Yrs 1 - 10          Yrs 11 +           Yrs 1 - 10           Yrs 11+
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
     NT/NT (SI)              72%                 20                 20                  25                 25
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
     NY/NT (FU)              60%                 10                 10                  15                 15
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
      Tob/Tob               144%                 40                 40                  45                 45
        (SI)
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
      Tob/Tob               120%                 30                 30                  35                 35
        (FU)
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
    NT/Tob (SI)           72%/144%               30                 30                  35                 35
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
    NT/Tob (FU)           60%/120%               20                 20                  25                 25
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

The gross YRT rate shall be calculated by applying the indicated percentages to the 1975-80 S&U (ALB) rate for the appropriate age and sex of the insured and then frasierizing.